EXHIBIT 11
               Calculation of Weighted Average Shares
             Outstanding for Net Income (Loss) Per Share

                                                                                         September 30,
                                                                                    1997               1998
                                                                                -------------    ---------------
Earnings:
Net Income (Loss)..........................................................     $     642,131    $   (4,837,058)
                                                                                =============    ==============

Shares:
Weighted Average Number of Common Shares
   Outstanding.............................................................         4,434,140         6,103,522
Additional Shares Under Treasury Stock Method
   from Warrants Issued 12 Months Prior to 3/31/97*........................           170,674                --
                                                                                -------------    --------------
Average Common Shares Outstanding and Equivalents..........................         4,604,814         6,103,522
                                                                                =============    ==============
Net Income (Loss) Per Share................................................     $         .14    $         (.79)
                                                                                =============    ==============

* -- Calculation would be antidilutive for 1998.